Free Writing Prospectus (To the Prospectus dated September 21, 2005 and Prospectus Supplement dated November 1, 2006)	Filed Pursuant to Rule 433 Registration No. 333-126811 July 13, 2007

$ Buffered Return Enhanced Notes due August 1, 2008 Linked to the Performance of a Basket of Asian Equity Indices Medium-Term Notes, Series A

General

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The Notes are designed for investors who seek a return of two times the appreciation of a diversified basket of Asian indices up to a maximum total return on the Notes of 17.00% at maturity. Investors should be willing to forgo interest and dividend payments and, if the basket declines by more than 10%, be willing to lose some or all of your principal.

•	Senior unsecured obligations of Barclays Bank PLC maturing August 1, 2008†.

•	Minimum denominations of $50,000 and integral multiples of $1,000 in excess thereof.

•	The Notes are expected to price on or about July 20, 2007 and are expected to issue on or about July 25, 2007.

Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Reference Asset:	A basket comprised of the following equity indices (each a “basket component”, and together, the “basket components”), weighted as indicated:

Index	Bloomberg Ticker	Weighting
AMEX Hong Kong 30 Index	HKX <Index>	16.50%
FTSE/Xinhua China 25 Index	XIN0I <Index>	22.00%
KOSPI 200	KOSPI2 <Index>	29.65%
MSCI Taiwan IndexSM	TWY <Index>	21.75%
MSCI Singapore Free IndexSM	SGY <Index>	10.10%

Upside Leverage Factor:	2

Maximum Return:	The actual maximum return on the Notes will be set on the pricing date and will not be less than 17.00%.

Payment at Maturity:

If the final basket level is greater than the initial basket level, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the basket return multiplied by two, subject to a maximum return on the Notes of 17.00%. For example, if the basket return is 8.50% or more, you will receive the maximum return on the Note of 17.00%, which entitles you to the maximum payment of $1,170 for every $1,000 principal amount Note that you hold. Accordingly, if the basket return is positive, your payment per $1,000 principal amount Note will be calculated as follows, subject to the maximum return:

$1,000 + [$1,000 x (Basket Return x 2)]

Your principal is protected against up to a 10% decline of the basket at maturity. If the final basket level declines from the initial basket level by up to 10%, you will receive the principal amount of your Notes at maturity.

If the final basket level declines from the initial basket level by more than 10%, you will lose 1.1111% of the principal amount of your Notes for every 1% that the basket declines beyond 10%. Accordingly, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [($1,000 x (Basket Return + 10%) x 1.1111]

You will lose some or all of your investment at maturity if the final basket level declines from the initial basket level by more than 10%.

Buffer Percentage:	10%

Downside Leverage Factor:	1.1111

Basket Return:	The performance of the basket from the initial basket level to the final basket level, calculated as follows: Final Basket Level – Initial Basket Level Initial Basket Level

Initial Basket Level:	Set equal to 100 on the pricing date.

Final Basket Level:	The arithmetic average of the basket closing levels on each of the five final averaging dates.

Basket Closing Level:

For each of the averaging dates, the basket closing level will be calculated as follows:

100 x [1 + (AMEX Hong Kong 30 Index return * AMEX Hong Kong 30 Index weighting) + (FTSE/Xinhua China 25 Index return * FTSE/Xinhua China 25 Index weighting) + (KOSPI 200 return * KOSPI 200 weighting) + (MSCI Taiwan IndexSM return * MSCI Taiwan IndexSM weighting) + (MSCI Singapore Free IndexSM return * MSCI Singapore Free IndexSM weighting)]

The returns set forth in the formula above reflect the performance of each basket component, expressed as a percentage, from the closing level on the pricing date to the closing level on the relevant Averaging Date.

Averaging Dates:	July 23, 2008†, July 24, 2008†, July 27, 2008†, July 28, 2008† and July 29, 2008† (the “final averaging date”)

Maturity Date:	August 1, 2008†

Business Day Convention:	Modified following

Calculation Agent:	Barclays Bank PLC

Settlement:	DTC; global notes

CUSIP/ISIN:	06738G KP4 and US06738GKP45

†	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Notes with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-3 of the prospectus supplement and “ Selected Risk Considerations” beginning on page FWP-4 of this free writing prospectus.

	Price to Public[1]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

[1]

The price to the public for any single purchase by an investor in certain trust or other fee-based accounts, who is not being charged the full selling concession or fee by other dealers, of approximately %, is %. The price to the public for all other purchases of Notes is 100%.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan Placement Agent

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Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated September 21, 2005 and the prospectus supplement dated November 1, 2006, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated September 21, 2005, as supplemented by the prospectus supplement dated November 1, 2006 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated November 1, 2006 and prospectus dated September 21, 2005: http://www.sec.gov/Archives/edgar/data/312070/000119312506219780/d424b2.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Basket Level	Basket Return	Payment at Maturity	Total Return on the Notes
155.00	55.00%	$1,170.00	17.00%
145.00	45.00%	$1,170.00	17.00%
135.00	35.00%	$1,170.00	17.00%
125.00	25.00%	$1,170.00	17.00%
115.00	15.00%	$1,170.00	17.00%
112.50	12.50%	$1,170.00	17.00%
110.00	10.00%	$1,170.00	17.00%
107.50	7.50%	$1,150.00	15.00%
105.00	5.00%	$1,100.00	10.00%
102.50	2.50%	$1,050.00	5.00%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$888.89	-11.11%
70.00	-30.00%	$777.78	-22.22%
60.00	-40.00%	$666.67	-33.33%
50.00	-50.00%	$555.56	-44.44%
40.00	-60.00%	$444.45	-55.56%
30.00	-70.00%	$333.33	-66.67%
20.00	-80.00%	$222.22	-77.78%
10.00	-90.00%	$111.11	-88.89%
0.00	-100.00%	$0.00	-100.00%

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Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The basket level increases from an initial basket level of 100 to a final basket level of 105. Because the final basket level of 105 is greater than the initial basket level of 100 and the basket return of 5.00% multiplied by 2 does not exceed the hypothetical maximum return of 17.00%, the investor receives a payment at maturity of $1,100 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (5.00% x 2)] = $1,100.00

Example 2: The basket level decreases from the initial basket level of 100 to a final basket level of 95. Because the final basket level of 95 is less than the initial basket level of 100 by not more than the buffer percentage of 10%, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 3: The basket level increases from an initial basket level of 100 to a final basket level of 115. Because the basket return of 15.00% multiplied by 2 exceeds the hypothetical maximum return of 17.00%, the investor receives a payment at maturity of $1,170 per $1,000 principal amount Note, the maximum payment on the Notes.

Example 4: The basket level decreases from the initial basket level of 100 to a final basket level of 80. Because the final basket level of 80 is less than the initial basket level of 100 by more than the buffer percentage of 10%, the basket return is negative and the investor will receive a payment at maturity of $888.89 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (-20% + 10%) x 1.1111] = $888.89

Selected Purchase Considerations

•

Appreciation Potential—The Notes provide the opportunity to enhance equity returns by multiplying a positive basket return by two, up to the maximum return on the Notes of 17.00%, or $1,170 for every $1,000 principal amount Note. The actual maximum return on the Notes will be set on the pricing date and will not be less than 17.00%. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a decline in the final basket level, as compared to the initial basket level, of up to 10%. If the final basket level declines by more than 10%, you will lose an amount equal to 1.1111% of the principal amount of your Notes for every 1% that the basket level declines beyond 10%.

•

Diversification Among the Basket Components—The return on the notes is linked to a basket consisting of the AMEX Hong Kong 30 Index, the FTSE/Xinhua China 25 Index, the KOSPI 200, the MSCI Taiwan IndexSM and the MSCI Singapore Free IndexSM. The AMEX Hong Kong 30 Index is based on the capitalization of 30 stocks actively traded on The Stock Exchange of Hong Kong Limited and is designed to represent a substantial segment of the Hong Kong stock market. The FTSE/Xinhua China 25 Index is a stock index calculated and published by FTSE/Xinhua Index Limited, and is designed to represent the performance of the mainland Chinese market that is available to international investors. It is currently based on the largest and the most liquid Chinese stocks listed and trading on the Stock Exchange of Hong Kong Limited. The KOSPI 200 is a capitalization weighted index of 200 Korean blue-chip stocks which make up a large majority of the total market value of the Korea Exchange—Stock Market Division. The MSCI Taiwan IndexSM, which is calculated by Morgan Stanley Capital International Inc. (“MSCI”), is a free float-adjusted market capitalization index of securities listed on the Taiwan Stock Exchange. The MSCI Singapore Free IndexSM is a free float-adjusted market capitalization index that is calculated by MSCI and designed to measure equity market performance in Singapore. For additional information about the basket components, see the information set forth under “Description of the Reference Asset” in this free writing prospectus.

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Certain U.S. Federal Income Tax Considerations—The following discussion (in conjunction with the discussion in the prospectus supplement) summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes. We intend to treat the Notes as prepaid forward contracts or other executory contracts subject to taxation as described under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated

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as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. Pursuant to the terms of the Notes, each Holder agrees to treat the Notes consistent with this treatment for all U.S. federal income tax purposes.

This free writing prospectus has not been reviewed by our special tax counsel, Cadwalader, Wickersham & Taft LLP, and the sale of the Notes to you is subject to delivery by them of an opinion to the effect that our intended treatment of the Notes is reasonable. If our special tax counsel is unable to deliver this opinion, the offering of the Notes will be terminated.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components or any of the component stocks of the basket components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement.

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Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the basket and will depend on whether, and the extent to which, the basket return is positive or negative. Your investment will be exposed on a leveraged basis to any decline in the final basket level beyond the 10% buffer percentage as compared to the initial basket level.

•

Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the final basket level is greater than the initial basket level, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation of the basket, which may be significant. We refer to this percentage as the maximum return, which will be set on the pricing date and will not be less than 17.00%.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the basket components would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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No Direct Exposure to Fluctuations in Foreign Exchange Rates—The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currency in which the stocks composing the basket components are denominated, although any currency fluctuations could affect the performance of the basket components. Therefore, if the applicable currency appreciates or depreciates relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the basket components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the basket components;

•	the time to maturity of the Notes;

•	the dividend rate on the common stocks underlying each basket component;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the exchange rate and the volatility of the exchange rate between the dollar and the currency in which the stocks composing the basket components are denominated; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•

The Offering of the Notes May Be Terminated—The sale of the Notes is subject to delivery by our special tax counsel of an opinion regarding the tax treatment of the Notes as described under “Selected Purchase Considerations—Certain U.S. Federal Income Tax Considerations” above. If our special tax counsel is unable to deliver this opinion, the offering of the Notes may be terminated.

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Description of the Reference Asset

We have derived all information contained in this free writing prospectus regarding any specified index, including, without limitation, its make up, its method of calculation and changes in its components and its historical closing values, from publicly available information. Such information reflects the policies of, and is subject to change by, the sponsor(s) of each such index.

Each index is developed, calculated and maintained by its respective sponsor(s) and/or publisher. Neither we nor any of our agents have participated in the preparation of such documents or made any due diligence inquiry with respect to any index, sponsor(s) or publisher in connection with the offering of the notes. Neither we nor any of our agents make any representation that such publicly available information regarding any index, sponsor(s) or publisher is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date of any offering of the notes (including events that would affect the accuracy or completeness of the publicly available information described in this paragraph or elsewhere in this free writing prospectus) that would affect the value of any index have been publicly disclosed. Subsequent disclosure of any such events could affect the value received at maturity or on any call date with respect to the notes and therefore the prices of the notes.

You, as an investor in the notes, should make your own investigation into any index, sponsor(s) or publisher. The sponsors and publishers are not involved in the offer of the notes in any way and have no obligation to consider your interests as a holder of the notes. The sponsors and/or publishers have no obligation to continue to publish the indices, and may discontinue or suspend publication of any index at any time in their sole discretion.

Historical performance of the indices is not an indication of future performance. Future performance of the indices may differ significantly from historical performance, either positively or negatively.

Information contained on certain websites mentioned below is not incorporated by reference in, and should not be considered part of, this free writing prospectus.

AMEX Hong Kong 30 Index

All information on the AMEX Hong Kong 30 Index (the “HK Index”) set forth in this free writing prospectus reflects the policies of, and is subject to change by, the American Stock Exchange LLC (“AMEX”). The HK Index is reported by Bloomberg under the ticker symbol “HKX <Index>”.

The HK Index, a service mark of AMEX, is a capitalization-weighted stock index designed, developed, maintained and operated by AMEX that measures the market value performance (share price times the number of shares outstanding) of selected Stock Exchange of Hong Kong Limited (the “SEHK”) listed stocks. The HK Index currently is based on the capitalization of 30 stocks actively traded on the SEHK and is designed to represent a substantial segment of the Hong Kong stock market. The primary trading market for all of these stocks is either Hong Kong or London. Business sector representation of the stocks comprising the HK Index as of January 17, 2007 consists primarily of finance, energy, property development, utilities and conglomerates, and also includes hotel/leisure, property investment, airlines, telecommunications, transportation and publishing. The HK Index was established on June 25, 1993.

The HK Index is maintained by AMEX and will contain at least 30 stocks at all times. In addition, the stocks must meet certain listing and maintenance standards as discussed below. AMEX may change the composition of the HK Index at any time in order to more accurately reflect the composition and track the movement of the Hong Kong stock market. Any replacement stock must also meet the stock listing and maintenance standards as discussed below. Further, AMEX may replace stocks in the event of certain corporate events, such as takeovers or mergers, that change the nature of the security. AMEX selects stocks comprising the HK Index on the basis of their market weight, trading liquidity and representation of the business industries reflected on the SEHK. AMEX requires that each stock be one issued by an entity with major business interests in Hong Kong, be listed for trading on the SEHK and have its primary trading market located in a country with which AMEX has an effective surveillance sharing agreement. AMEX will remove any stock failing to meet the above listing and maintenance criteria within 30 days after such failure occurs. In order to ensure that the HK Index does not contain a large number of thinly capitalized, low-priced securities with small public floats and low trading volumes, AMEX has also established additional qualification criteria for the inclusion and maintenance of stocks, based on the following standards: all stocks selected for inclusion in the HK Index must have, and thereafter maintain, (1) an average daily capitalization, as calculated by the total number of shares outstanding times the latest price per share (in Hong Kong dollars), measured over the prior 6-month period, of at least H.K.$3,000,000,000; (2) an average daily closing price, measured over the prior 6-month period, not lower than H.K.$2.50; (3) an average daily trading volume, measured over the prior 6-month period, of more than 1,000,000 shares per day, although up to, but no more than, three stocks may have an average daily trading volume, measured over the prior 6-month period, of less than 1,000,000 shares per day, but in no event less than 500,000 shares per day; and (4) a minimum “free float” value (total freely tradable outstanding shares minus insider holdings), based on a monthly average measured over the prior 3-month period, of US$238,000,000, although up to, but no more than, three stocks may have a free float value of less than US$238,000,000 but in no event less than US$238,000,000, measured over the same period.

AMEX reviews and applies the above qualification criteria relating to the stocks comprising the HK Index on a quarterly basis, conducted on the last business day in January, April, July and October. Any stock failing to meet the above listing and maintenance criteria will be reviewed on the second Friday of the second month following the quarterly review to again determine compliance with the above criteria. Any stock failing this second review will be replaced by a “qualified” stock effective upon the close of business on the following Friday, provided, however, that if such Friday is not a New York business day, the replacement will be effective at the close of business on the first preceding New York business day. AMEX will notify its membership immediately after it determines to replace a stock.

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The annual reports and prospectuses of the companies listed on the SEHK are available for investors’ inspection in the City Hall Library (a public library in Hong Kong, Central). The SEHK library also has information for each listed company, but it is available only to members of the SEHK. A company whose stock is included in the HK Index is not required to be incorporated under the laws of Hong Kong.

The HK Index is a capitalization-weighted index. A company’s market capitalization is calculated by multiplying the number of shares outstanding by the company’s current share price (in Hong Kong dollars). For valuation purposes, one HK Index unit is assigned a fixed value of one U.S. dollar. The HK Index measures the average changes in price of the stocks comprising the HK Index, weighted according to the respective market capitalizations, so that the effect of a percentage price change in a stock will be greater the larger the stock’s market capitalization. The HK Index was established by AMEX on June 25, 1993, on which date the HK Index value was set at 350.00. The daily calculation and public dissemination by AMEX of the HK Index value commenced on September 1, 1993. The data relating to the HK Index was back-calculated by AMEX from January 2, 1989 to August 31, 1993.

The HK Index is calculated by (i) aggregating the market capitalization of each stock comprising the HK Index and (ii) dividing such sum by an adjusted base market capitalization or divisor. On June 25, 1993, the market value of the Underlying Stocks was approximately H.K.$1,152,829,149,500 and the divisor used to calculate the HK Index was 3,293,797,570. AMEX selected that particular divisor number in order, among other things, to ensure that the HK Index was set at a general price level consistent with other well recognized stock market indices. The divisor is subject to periodic adjustments as set forth below. The HK Index is calculated once each day by AMEX based on the most recent official closing prices of each of the stocks comprising the HK Index reported by the SEHK. Pricing of the HK Index is disseminated before the opening of trading via the Consolidated Tape Authority Network-B and continuously during each New York business day. The dissemination value, however, will remain the same throughout the trading day because the trading hours of the SEHK do not overlap with New York trading hours. Accordingly, updated price information will be unavailable.

In order to maintain continuity in the level of the HK Index in the event of certain changes due to nonmarket factors affecting the stocks comprising the HK Index, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits, distributions of assets to stockholders or other capitalization events, the divisor used in calculating the HK Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the HK Index and in order that the value of the HK Index immediately after such change will equal the level of the HK Index immediately prior to the change. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. Nevertheless, changes in the identities and characteristics of the stocks comprising the HK Index may significantly affect the behavior of the HK Index over time.

Stock Exchange of Hong Kong Limited

Trading on the SEHK is fully electronic through an Automatic Order Matching and Execution System. The system is an electronic order book in which orders are matched and executed instantaneously if there are matching orders in the book, and on the basis of time/price priority. On-line real-time order entry and execution have eliminated the previous limitations of telephone-based trading. Trading takes place through trading terminals on the trading floor. There are no market-makers on the SEHK, but exchange dealers may act as dual capacity broker-dealers. Trading is undertaken from 10:00 a.m. to 12:30 p.m. and then from 2:30 p.m. to 4:00 p.m., Hong Kong time, every Hong Kong day except Saturdays, Sundays and other days on which the SEHK is closed. Hong Kong time is 12 hours ahead of Eastern Daylight Savings Time and 13 hours ahead of Eastern Standard Time. Settlement of trade is required within 48 hours and is conducted by electronic book-entry delivery through the Central Clearing and Settlement System.

Due to the time differences between New York City and Hong Kong, on any normal trading day, trading on the SEHK currently will cease at 12:30 a.m. or 4:00 a.m., Eastern Daylight Savings Time. Using the last reported closing prices of the stocks underlying the HK Index on the SEHK, the closing level of the HK Index on any such trading day generally will be calculated, published and disseminated in the United States by the opening of business in New York on the same business day.

The SEHK has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances or market volatility. Where the SEHK considers it necessary for the protection of the investor or the maintenance of an orderly market, it may at any time suspend dealings in any securities or cancel the listing of any securities in such circumstances and subject to such conditions as it thinks fit, whether requested by the listed issuer or not. The SEHK may also do so where: (1) an issuer fails, in a manner which the SEHK considers material, to comply with the SEHK Listing Rules or its Listing Agreements; (2) the SEHK considers there are insufficient securities in the hands of the public; (3) the SEHK considers that the listed issuer does not have a sufficient level of operations or sufficient assets to warrant the continued listing of the issuer’s securities; or (4) the SEHK considers that the issuer or its business is no longer suitable for listing. Investors should also be aware that the SEHK may suspend the trading of individual stocks in certain limited and extraordinary circumstances, until certain price-sensitive information has been disclosed to the public. Trading will not be resumed until a formal announcement has been made. Trading of a company’s shares may also be suspended if there is unusual trading activity in such shares.

An issuer may apply for suspension of its own accord. A suspension request will normally only be acceded to in the following circumstances: (1) where, for a reason acceptable to the SEHK, price-sensitive information cannot at that time be disclosed; (2) where the issuer is subject to an offer, but only where terms have been agreed in principle and require discussion with, and agreement by, one

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or more major shareholders (suspensions will only normally be appropriate where no previous announcement has been made); (3) to maintain an orderly market; (4) where there is an occurrence of certain levels of notifiable transactions, such as substantial changes in the nature, control or structure of the issuer, where publication of full details is necessary to permit a realistic valuation to be made of the securities concerned, or the approval of shareholders is required; (5) where the issuer is no longer suitable for listing, or becomes a “cash” company; or (6) for issuers going into receivership or liquidation. As a result of the foregoing, variations in the HK Index may be limited by suspension of trading of individual stocks which comprise the HK Index which may, in turn, adversely affect the value of any applicable notes.

License Agreement

We will enter into a non-exclusive license agreement with AMEX whereby we, in exchange for a fee, will be permitted to use the HK Index in connection with the Notes.

We expect that the license agreement will provide that the following language must be set forth herein:

The AMEX Hong Kong 30 Index (the “HK Index”) is sponsored by, and is a service mark of, the American Stock Exchange LLC (“AMEX”). The HK Index is being used with the permission of AMEX.

AMEX in no way sponsors, endorses or is otherwise involved in the transactions specified and described in this free writing prospectus (“Transaction”) and AMEX disclaims any liability to any party for any inaccuracy in the data on which the HK Index is based, for any mistakes, errors, or omissions in the calculation and/or dissemination of the Index, or for the manner in which it is applied in connection with the Transaction.

FTSE/Xinhua China 25 Index

All information regarding the FTSE/Xinhua China 25 Index (“FTSE/Xinhua China 25 Index”) set forth in this free writing prospectus reflects the policies of, and is subject to change by, FTSE Xinhua Index Limited (“FXI”). The China 25 Index is calculated, published and disseminated by FXI, a joint venture of FTSE International Limited (“FTSE”) and Xinhua Financial Network Limited (“Xinhua”). The China 25 Index is reported by Bloomberg under the ticker symbol “XIN0I <Index>”.

The China 25 Index is designed to represent the performance of the mainland Chinese market that is available to international investors. The China 25 Index is quoted in Hong Kong dollars and currently is based on the 25 largest and most liquid Chinese stocks (called “H-shares” and “Red Chip” shares), listed and trading on the Stock Exchange of Hong Kong Limited (“SEHK”). H-shares are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese Government for listing and trading on the SEHK. Red Chip shares are securities of Hong Kong-incorporated companies, which are substantially owned directly or indirectly by the Chinese government and have the majority of their business interests in mainland China. Both H-shares and Red Chip shares are quoted and traded in Hong Kong dollars. They are not available to investors from the People’s Republic of China, however, there are no restrictions on international investors.

Computation of the Index

The China 25 Index is calculated using the free float index calculation methodology of the FTSE Group. The index is calculated using the following algorithm:

S p (n) e (n) s (n) f (n) c (n)
d

where p is the latest trade price of the component security n, e is the exchange rate required to convert the security’s home currency into the China 25 Index’s base currency, s is the number of shares of the security in issue, f is the portion of free floating shares, adjusted in accordance with the policies of FXI, c is the capping factor published by the FXI at the most recent quarterly review of the China 25 Index, and d is the divisor, a figure that represents the total issued share capital of the China 25 Index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the China 25 Index.

The China 25 Index uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations. Under this methodology, FXI excludes from free floating shares trade investments in a China 25 Index constituent company by another China 25 Index constituent company, significant long-term holdings by founders, directors and/or their families, employee share schemes (if restricted), government holdings, foreign ownership limits, and portfolio investments subject to lock-in clauses (for the duration of the clause). Free float restrictions are calculated using available published information. The initial weighting of a China 25 Index constituent stock is applied in bands, as follows:

Free float less than or equal to 15%	Ineligible for inclusion in the China 25 Index, unless free float is also greater than 5% and the full market capitalization is greater than US$2.5 billion (or local currency equivalent), in which case actual free float is used.
Free float greater than 15% but less than or equal to 20%	20%
Free float greater than 20% but less than or equal to 30%	30%
Free float greater than 30% but less than or equal to 40%	40%
Free float greater than 40% but less than or equal to 50%	50%
Free float greater than 50% but less than or equal to 75%	75%
Free float greater than 75%	100%

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These bands are narrow at the lower end, to ensure that there is sufficient sensitivity in order to maintain accurate representation, and broader at the higher end, in order to ensure that the weightings of larger companies do not fluctuate absent a significant corporate event. Following the application of an initial free float restriction, a China 25 Index constituent stock’s free float will only be changed if its actual free float is more than 5 percentage points above the minimum or 5 percentage points below the maximum of an adjacent band. This 5 percentage point threshold does not apply if the initial free float is less than 15%. Foreign ownership limits, if any, are applied after calculating the actual free float restriction, but before applying the bands shown above. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the bands shown above.

The China 25 Index is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the China 25 Index. Implementation of any changes takes place after the close of the index calculation on the third Friday in January, April, July and October. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the China 25 Index, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event.

Securities must be sufficiently liquid to be traded. The following criteria, among others, are used to ensure that illiquid securities are excluded:

Price. FXI must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company. FXI may exclude a security from the China 25 Index if it considers that an “accurate and reliable” price is not available. The China 25 Index uses the last trade prices from the relevant stock exchanges, when available.

Liquidity. Securities in the China 25 Index will be reviewed annually for liquidity. Securities which do not turn over at least 2% of their shares in issue, after the application of any free float restrictions, per month for ten of the twelve months prior to the quarterly review by FXI will not be eligible for inclusion in the China 25 Index. An existing constituent failing to trade at least 2% of its shares in issue, after the application of any free float restrictions, per month for more than four of the twelve months prior to the quarterly review will be removed after close of the index calculation on the next trading day following the third Friday in January, April, July and October. Any period when a share is suspended will be excluded from the calculation.

New Issues. New issues must have a minimum trading record of at least 20 trading days prior to the date of the review and turnover of a minimum of 2% of their shares in issue, after the application of any free float restrictions, per month each month, except in certain circumstances.

The China 25 Index, like other indices of FXI, is governed by an independent advisory committee that ensures that the index is operated in accordance with its published ground rules, and that the rules remain relevant to the China 25 Index.

Stock Exchange of Hong Kong Limited

For a description of the SEHK, see “—AMEX Hong Kong 30 Index—Stock Exchange of Hong Kong Limited” above.

License Agreement

We have entered into a non-exclusive license agreement with FXI whereby we, in exchange for a fee, are permitted to use the China 25 Index in connection with certain securities, including the Notes. We are not affiliated with FXI; the only relationship between FXI and us is any licensing of the use of FXI’s indices and trademarks relating to them.

The license agreement between FXI and Barclays Bank PLC provides that the following language must be set forth herein:

The Notes are not in any way sponsored, endorsed, sold or promoted by FTSE/Xinhua Index Limited (“FXI”), FTSE International Limited (“FTSE”) or Xinhua Financial News Network Limited (“Xinhua”) or by the London Stock Exchange PLC (the “Exchange”) or by The Financial Times Limited (“FT”) and neither FXI, FTSE, Xinhua, the Exchange nor FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE/Xinhua China 25 Index™ (the “China 25 Index”) and/or the figure at which the China 25 Index stands at any particular time on any particular day or otherwise. The China 25 Index is compiled and calculated by or on behalf of FXI. However, neither FXI or FTSE or Xinhua or Exchange or FT shall be liable (whether in negligence or otherwise) to any person for any error in the China 25 Index and neither FXI, FTS, Xinhua, Exchange nor FT shall be under any obligation to advise any person of any error therein.

“FTSE™” is a trademark jointly owned by the London Stock Exchange PLC and The Financial Times Limited. All marks are licensed for use by FTSE/Xinhua Index Limited.

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KOSPI 200

All information regarding the Korea Composite Stock Price Index 200 or KOSPI 200 (the “KOSPI 200”) set forth in this free writing prospectus reflects the policies of, and is subject to change by, the Korea Exchange (the “KRX”), which was established on January 27, 2005 by the consolidation of three domestic exchanges: the Korea Stock Exchange, KOSDAQ Market and the Korea Futures Exchange. KOSPI 200 is calculated, maintained and published by the KRX. The KOSPI 200 is reported by Bloomberg under the ticker symbol “KOSPI2 <Index>”.

The KOSPI 200 is a market capitalization-weighted index of 200 Korean blue-chip stocks, covering approximately 85% of the market capitalization of the Korean Exchange-Stock Market Division (the “KRX-Stock Market”). The constituent stocks are selected on a basis of the market value of the individual stocks, liquidity and their relative positions in their respective industry groups.

Index Methodology

Index Universe. All common stocks listed on the KRX-Stock Market as of the periodic realignment date will be included in the selection process, except for the stocks which fall into one of the following categories:

•	stocks issued by securities investment companies;

•	stocks that have been listed for less than one year; and

•	stocks with administrative issues.

However, if the market capitalization of any newly issued stock exceeds 1% of the total market capitalization of the KRX-Stock Market, the stock will be included in the KOSPI 200 universe even if one year has not elapsed since listing.

Selection Criteria. The stocks in the KOSPI 200 universe are first classified into the following eight industry sectors and the stocks in each industry sector are ranked according to market capitalization in descending order, from large to small: (i) fisheries, (ii) mining, (iii) manufacturing, (iv) construction, (v) electricity and gas, (vi) services, (vii) post and communication and (viii) finance.

The constituents from each of the non-manufacturing industry sectors are selected first as constituent stocks of KOSPI 200 in descending order of market capitalization until the accumulated market capitalization of the selected stocks reaches 70% of the total market capitalization of each industry sector. After making selections from the non-manufacturing industry sectors, the remaining constituent stocks are selected from the manufacturing industry sector. Notwithstanding the above, if a selected stock’s ranking by trading volume in descending order is below 85% of all stocks within the same industry group, it is excluded and is replaced by a stock that is next in ranking in market capitalization, but satisfies the trading volume criteria.

Additionally, if the free float is less than 10% of the total number of shares issued, such stock is excluded from KOSPI 200.

The constituent stocks of KOSPI 200 are realigned in June of each year.

Calculation Methodology

The KOSPI 200 is computed by multiplying (i) the market capitalization as of the calculation time divided by the market capitalization as of the base date, by (ii) 100. The base date of the KOSPI 200 is January 3, 1990 with a base index of 100. Market capitalization is obtained by multiplying the number of listed common shares of a constituent stock by the price of the common shares.

Free Float Weighted Index

On January 19, 2007, the KRX announced its plan to adopt the free float adjustment for the calculation of KOSPI 200 in three phases:

•

From April 30 to June 14, 2007, KRX will publish the KOSPI 200 calculated by using the existing methodology as well as the half-float provisional KOSPI 200 calculated by excluding 50% of “non-free floats”.

•

From June 15 to December 13, 2007, KRX will replace the existing KOSPI 200 with the half-float KOSPI 200. Full float KOSPI 200 will be calculated on the day the periodic realignment of constituent stocks is carried out and published for market reference.

•	On December 14, 2007, KRX will replace the half-float KOSPI 200 with the full float KOSPI 200.

Under the free float adjustment of the calculation methodology, the following shareholdings are viewed as “non-free” and excluded for calculation:

•	shares owned by the government when the holding is greater than or equal to 5% of total shares;

•	shares owned by the largest shareholders and affiliated persons;

•	shares owned by employees (i.e., through the employees’ stock ownership plan);

•	treasury stocks; and

•	shares construed as non-free float by KRX.

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Korea Exchange-Stock Market Division

The KRX-Stock Market’s predecessor, the Daehan Stock Exchange, was established in 1956. The KRX-Stock Market is a typical order-driven market, where buy and sell orders compete for best prices. The KRX-Stock Market seeks to maintain a fair and orderly market for trading and regulates and supervises its member firms.

Throughout the trading hours, orders are matched at a price satisfactory to both buy and sell sides, according to price and time priorities. The opening and closing prices, however, are determined by call auctions: at the market opening and closing, orders received for a certain period of time are pooled and matched at the price at which the most number of shares can be executed. The KRX-Stock Market uses electronic trading procedures, from order placement to trade confirmation. The KRX-Stock Market is open from 9:00 a.m. to 3:00 p.m., Korean time, during weekdays. Investors can submit their orders from 8:00 a.m., one hour before the market opening. Orders delivered to the market during the period from 8:00 a.m. to 9:00 a.m. are queued in the order book and matched by call auction method at 9:00 a.m. to determine opening prices. After opening prices are determined, the trades are conducted by continuous auctions until 2:50 p.m. (10 minutes before the market closing). Besides the regular session, the KRX-Stock Market conducts pre-hours and after-hours sessions for block trading and basket trading.

On January 26, 2004, the KRX-Stock Market introduced the random-end system at the opening and closing call auctions. The stated purpose of the random-end system is to prevent any distortion in the price discovery function of the KRX-Stock Market caused by “fake” orders placed with an intention of misleading other investors. In cases where the highest or lowest indicative price of a stock set during the last 5 minutes before the closing time of the opening (or closing) call session, 8:55–9:00 a.m. (or 2:55–3:00 p.m.), deviates from the provisional opening (or closing) price by 5% or more, the KRX-Stock Market delays the determination of the opening (or closing) price of the stock up to five minutes. The official opening (or closing) price of such stock is determined at a randomly chosen time within five minutes after the regular opening (or closing) time. The KRX-Stock Market makes public the indicative prices during the opening (or closing) call trading sessions. Pooling together all bids and offers placed during the order receiving hours for the opening (or closing) session, 8:10–9:00 a.m. (or 2:50–3:00 p.m.), the indicative opening (or closing) prices of all stocks are released to the public on a real-time basis.

The KRX-Stock Market sets a limit on the range that the price of individual stocks can change during a day. In addition, when the price and/or trading activities of a stock are expected to show an abnormal movement in response to an unidentified rumor or news, or when an abnormal movement is observed in the market, the KRX-Stock Market may halt the trading of the stock. In such cases, the KRX-Stock Market requests the company concerned to make a disclosure regarding the matter. Once the company makes an official announcement regarding the matter, trading can resume within an hour; however, if the KRX-Stock Market deems that the situation was not fully resolved by the disclosure, trading resumption may be delayed.

The KRX-Stock Market introduced circuit breakers in December 1998. The trading in the equity markets is halted for 20 minutes when the KOSPI 200 falls by 10% or more from the previous day’s closing and the situation lasts for one minute or longer. The trading resumes by call auction where the orders submitted during the 10 minutes after the trading halt ended are matched at a single price.

As a result of the foregoing, variations in the KOSPI 200 may be limited by suspension of trading of the constituent stocks of the KOSPI 200, individually or in the aggregate, which may in turn adversely affect the value of the notes.

License Agreement

We have entered into a non-exclusive license agreement with KRX whereby we, in exchange for a fee, are permitted to use the KOSPI 200 in connection with certain securities, including the Notes. We are not affiliated with KRX; the only relationship between KRX and us is any licensing of the use of KRX’s indices and trademarks relating to them.

The license agreement provides that the following language must be set forth herein:

“KOSPI” and “KOSPI 200” are trademarks/servicemarks of the Korea Exchange (the “KRX”) and have been licensed for use by Barclays Bank PLC.

The Notes are not sponsored, endorsed, sold or promoted by KRX. KRX makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the KOSPI 200 to track general stock market performance. KRX’s only relationship to Barclays Bank PLC is the licensing of certain trademarks and trade names of KRX and of the KOSPI 200 which is determined, composed and calculated by KRX without regard to Barclays Bank PLC or the Notes. KRX has no obligation to take the needs of Barclays Bank PLC or the owners of the Notes into consideration in determining, composing or calculating the KOSPI 200. KRX is not responsible for and has not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. KRX has no obligation or liability in connection with the administration, marketing or trading of the Notes.

KRX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE KOSPI 200 OR ANY DATA INCLUDED THEREIN AND KRX SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. KRX MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE KOSPI 200 OR ANY DATA INCLUDED THEREIN. KRX MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY

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DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE KOSPI 200 OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL KRX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

MSCI Taiwan IndexSM and MSCI Singapore Free IndexSM

The MSCI Taiwan IndexSM (the “MSCI Taiwan Index”) and the MSCI Singapore IndexSM (the “MSCI Singapore Index”) are part of the “MSCI Standard Index Series” sponsored by Morgan Stanley Capital International Inc. (“MSCI”), which includes, in addition to the MSCI Taiwan Index and the MSCI Singapore Index, the MSCI-EAFE® Index (Europe, Asia, Australia and the Far East, the “MSCI-EAFE Index”), the MSCI Emerging Markets IndexSM (the “MSCI-EM Index”) and the MSCI Thailand IndexSM (the “MSCI Thailand Index” and, together with the MSCI-EAFE Index, MSCI Singapore Index and MSCI Taiwan Index, the “MSCI Indices”).

The MSCI Indices were founded in 1969 by Capital International S.A. as the first international performance benchmarks constructed to facilitate accurate comparison of world markets. Morgan Stanley acquired rights to the MSCI Indices in 1986. In November 1998, Morgan Stanley transferred all rights to the MSCI Indices to MSCI, a Delaware corporation of which Morgan Stanley is the majority owner and The Capital Group of Companies, Inc. is the minority shareholder. In 2004, MSCI acquired Barra, Inc., a provider of risk analytics, performance measurement and attribution systems and services to managers of portfolio and firm-wide investment risk. The MSCI single country standard equity indices have covered the world’s developed markets since 1969, and in 1988, MSCI commenced coverage of the emerging markets.

All information regarding the MSCI Indices contained in this free writing prospectus reflects the policies of, and is subject to change by, MSCI. Each MSCI Index is constructed and maintained in the manner described below.

MSCI Taiwan IndexSM

The MSCI Taiwan Index is a free float-adjusted market capitalization index that is designed to measure equity market performance in Taiwan. The MSCI Taiwan Index is reported by Bloomberg under the ticker symbol “TWY <Index>”.

MSCI Singapore IndexSM

The MSCI Singapore Index is a free float-adjusted market capitalization index that is designed to measure equity market performance in Singapore. The MSCI Singapore Index is reported by Bloomberg under the ticker symbol “SGY <Index>”.

Constructing the MSCI Standard Index Series

To construct relevant and accurate equity indices for the global institutional investor, MSCI undertakes an index construction process, which involves:

•	Defining the equity universe.

•	Adjusting the total market capitalization of all securities in the universe for free float available to foreign investors.

•	Classifying the universe of securities under the Global Industry Classification Standard (the “GICS”).

•	Selecting securities for inclusion according to MSCI’s index construction rules and guidelines.

Defining the Equity Universe

The index construction process starts at the country level, with the identification of the universe of investment opportunities.

MSCI classifies each company and its securities in only one country. This allows securities to be sorted distinctly by their respective countries. In general, companies and their respective securities are classified as belonging to the country in which they are incorporated. All listed equity securities, or listed securities that exhibit characteristics of equity securities, except investment trusts, mutual funds, equity derivatives and limited partnerships, are generally eligible for inclusion in the universe. Generally, only equity or equity-like securities that are listed in the country of classification are included in the universe. These are considered fully even if a subset serves as a basis of creation of depositary receipts.

Adjusting the Total Market Capitalization of Securities in the Universe for Free Float

After identifying the universe of securities, MSCI calculates the free float-adjusted market capitalization of each security in that universe. The process of free float-adjusting market capitalization involves:

•	Defining and estimating the free float available to foreign investors for each security, using MSCI’s definition of free float.

•	Assigning a free float-adjustment factor to each security.

•	Calculating the free float-adjusted market capitalization of each security.

MSCI defines the free float of a security as the proportion of shares outstanding that are deemed to be available for purchase in the public equity markets by international investors. In practice, limitations on free float available to international investors include:

•	Strategic and other shareholdings not considered part of available free float.

•	Limits on share ownership for foreign investors.

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MSCI’s estimation of free float is based solely on publicly available shareholder information obtained from multiple information sources. For each security, all available shareholdings are considered where public data is available, regardless of the size of the shareholding. Construction may be conducted with analysts, other industry experts and official company contacts, particularly where disclosure standards or data quality make the estimation of free float difficult.

Classifying Securities Under the GICS

In addition to the free float-adjustment of market capitalization, all securities in the universe are assigned to an industry that describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. This comprehensive classification scheme provides a universal approach to industries worldwide and forms the basis for achieving MSCI’s objective of reflecting broad and fair industry representation in its indices.

The GICS consists of 10 sectors, 24 industry groups, 67 industries and 147 sub-industries. Each company is assigned uniquely to one sub-industry according to its principal business activity. The GICS guidelines used to determine the appropriate industry classification are:

•	A security is classified in a sub-industry according to the business activities that generate approximately 60% or more of the company’s revenues.

•

A company engaged in two or more substantially different business activities, none of which contributes 60% or more of revenues, is classified in the sub-industry that provides the majority of both the company’s revenues and earnings.

•	Where the above guidelines cannot be applied, or are considered inappropriate, further analysis is conducted, and other factors are analyzed to determine an appropriate classification.

Selecting Securities for Index Inclusion

In order to ensure a broad and fair representation in the indices of the diversity of business activities in the universe, MSCI follows a “bottom-up” approach to index construction, building indices from the industry group level up. The bottom-up approach to index construction requires a thorough analysis and understanding of the characteristics of the universe. This analysis drives the individual security selection decisions, which aim to reflect the overall features of the universe in the country index.

MSCI targets an 85% free float-adjusted market representation level within each industry group, within each country. The security selection process within each industry group is based on the careful analysis of:

•	Each company’s business activities and the diversification that its securities would bring to the index.

•

The size (based on free float-adjusted market capitalization) and liquidity of securities. All other things being equal, MSCI targets for inclusion the most sizable and liquid securities in an industry group. In addition, securities that do not meet certain minimum size guidelines and/or securities with inadequate liquidity are not considered for inclusion.

•

The estimated free float for the company and its individual share classes. Only securities of companies with an estimated overall and/or security free float greater than or equal to 15% are, in general, considered for inclusion. Exceptions to this general rule are made only in significant cases, where not including a security of a large company would compromise the index’s ability to fully and fairly represent the characteristics of the underlying market.

Maintaining the MSCI Standard Index Series

Overall, index maintenance can be described by three broad categories of implementation of changes:

•	Annual full country index reviews that systematically re-assess the various dimensions of the equity universe for all countries and are conducted on a fixed annual timetable.

•	Quarterly index reviews, aimed at promptly reflecting other significant market events.

•	Ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices promptly as they occur.

Potential changes in the status of countries (standalone, emerging, developed) follow their own separate timetables. These changes are normally implemented in one or more phases at the regular annual full country index review and quarterly index review dates.

Annual Full Country Index Review

The objective of the annual full country review, which is carried out every May, is to systematically reassess the various dimensions of the equity universe for all countries on a fixed annual timetable. This includes a re-appraisal of the free float-adjusted industry group representation within a country, a detailed review of the shareholder information used to estimate free float for constituent and non-constituent securities, updating of minimum size guidelines for new and existing constituents, as well as changes typically considered for a quarterly index review as discussed below.

Quarterly Index Review

The quarterly index review process is designed to ensure that the MSCI Indices continue to be an accurate reflection of the evolving equity marketplace. This is achieved by rapidly reflecting significant market driven changes that were not captured in the index at the time of their actual occurrence and that should not wait until the annual full country index review due to their importance.

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During a quarterly index review, securities may be added to or deleted from a country index for a variety of reasons including, but not limited to, the following:

•

Additions or deletions of securities, due to one or more industry groups having become significant over- or under-represented as a result of mergers, acquisitions, restructuring and other major market events affecting that industry group.

•

Additions or deletions resulting from changes in industry classification, significant increases or decreases in free float, and relaxation/removal or decreases of foreign ownership limitations not implemented immediately.

•	Replacement of companies, which are no longer suitable industry representatives.

•	Deletion of securities whose company and/or security free float has fallen to less than 15%.

•	Deletion of securities that have become very small or illiquid.

•	Replacement of securities (additions or deletions) resulting from the review of price source for constituents with both domestic and foreign board quotations.

•	Additions or deletions of securities as a result of other market events.

Ongoing Event-Related Changes

Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indices at the time of the event.

Announcement Policy

The results of the annual full country index review are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May.

The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February, August and November.

All changes resulting from the corporate events are announced prior to their implementation in the MSCI Indices.

The changes are typically announced at least ten business days prior to these changes becoming effective in the indices as an “expected” announcement, or as an “undetermined” announcement, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends “confirmed” announcements at least two business days prior to events becoming effective in the indices, provided that all necessary public information concerning the event is available. The full list of all new and pending changes is delivered to clients on a daily basis, at 5:30 p.m., U.S. Eastern Standard Time.

In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events.

In the case of large secondary offerings for existing constituents, where possible, these changes will be announced prior to the end of the subscription period when possible and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available.

Both equity offerings and secondary offerings for U.S. securities will be confirmed through an announcement during market hours for same or next day implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing.

Early deletions of constituents due to bankruptcy or other significant cases are announced as soon as practicable prior to their implementation in the MSCI Indices.

MSCI Global Investable Market Indices

In March 2007 MSCI Barra announced that it would enhance its Standard Index methodology by moving from a sampled multi-cap approach to an approach targeting exhaustive coverage with non-overlapping size and style segments. The current MSCI Standard Indices will transition to the Global Investable Market Indices methodology in two phases. Information regarding the Global Investable Market Indices methodology can be found on the MSCI Barra website at www.mscibarra.com/products/indices/GIMI.html.

In preparation for the transition, Provisional Indices will be calculated using the Global Investable Market Indices methodology starting with a base level of 1,000 as of the close of May 31, 2007.

In the first phase of the transition in November 2007:

•	After rebalancing the Provisional Standard Indices as per the semi-annual index review using the Global Investable Market Indices methodology, they will be compared with the relevant Standard Indices.

•

All companies that are in the Provisional Standard Index but not in the corresponding Standard Index will be added to the Standard Index at half of their free float-adjusted market capitalization, and companies that are not in the Provisional Standard Index but are in the corresponding Standard Index will be retained in the Standard Index but at only half of their free float-adjusted market capitalization.

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In the second and final phase in May 2008:

•	The Provisional Standard Indices will be rebalanced.

•	Any and all differences between the rebalanced Provisional Standard Index and the Standard Index will be fully implemented in the Standard Indices. The Provisional Indices will then be discontinued.

The Notes will be linked to the performance of the Standard Indices, not the Provisional Standard Indices, throughout the term.

License Agreement

We have entered into a non-exclusive license agreement with MSCI whereby we, in exchange for a fee, are permitted to use the MSCI Indices in connection with certain securities, including the Notes. We are not affiliated with MSCI; the only relationship between MSCI and us is any licensing of the use of MSCI’s indices and trademarks relating to them.

The license agreement provides that the following language must be set forth herein:

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MORGAN STANLEY CAPITAL INTERNATIONAL INC. (“MSCI”), ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDICES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY BARCLAYS BANK PLC. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDICES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR OWNER OF THE NOTES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDICES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS FINANCIAL PRODUCT.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, BARCLAYS BANK PLC’S CUSTOMERS OR COUNTERPARTIES, ISSUER OF THE NOTES, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

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Historical Information

The following graphs set forth the historical performance of the basket components based on the daily closing levels from January 7, 2002 through July 11, 2007. The closing level of the AMEX Hong Kong 30 Index on July 11, 2007 was 1,089.83, the closing level of the FTSE/Xinhua China 25 Index on July 11, 2007 was 20451.68, the closing level of the KOSPI 200 on July 11, 2007 was 240.46, the closing level of the MSCI Taiwan IndexSM on July 11, 2007 was 366.22 and the closing level of the MSCI Singapore Free IndexSM on July 11, 2007 was 441.73.

We obtained the basket components closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the basket components closing levels on any of the averaging dates. We cannot give you assurance that the performance of the basket components will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities Inc. will act as placement agents for the Notes and will receive a fee from the Company that would not exceed $10 per $1,000 principal amount Note.

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